        As filed with Securities and Exchange Commission on June 13, 2002
                                                  Registration No. 333-_________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                           PATTERSON-UTI ENERGY, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                                    75-2504748
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                               4510 Lamesa Highway
                               Snyder, Texas 79549
                                 (915) 574-6300

               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                                Cloyce A. Talbott
                             Chief Executive Officer
                           Patterson-UTI Energy, Inc.
                               4510 Lamesa Highway
                               Snyder, Texas 79549
                                 (915) 574-6300

       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                                Michael W. Conlon
                           Fulbright & Jaworski L.L.P.
                            1301 McKinney, Suite 5100
                            Houston, Texas 77010-3095
                                 (713) 651-5151

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
    From time to time after the effective date of this Registration Statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.[X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                         CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                                                   Proposed
   Title of each class of                              Proposed maximum            maximum
     Securities to be            Amount to be          offering price         aggregate offering         Amount of
        registered               registered(1)          per share(2)               price(2)           registration fee
-------------------------------------------------------------------------------------------------------------------------
Common Stock,
   par value $.01 per share      650,000 Shares            $29.385                  $19,100,250              $1,758
=========================================================================================================================

(1) Pursuant to Rule 416 of the Securities Act of 1933, this registration statement shall cover such indeterminate number of additional shares of the Registrant's Common Stock as may be issued as a result of stock dividends, stock splits, recapitalizations, or similar transactions prior to the termination of this registration statement.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the high and low sale prices of the Registrant's Common Stock on June 10, 2002 as quoted on the NASDAQ National Market.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

PROSPECTUS

                                 650,000 SHARES

                           PATTERSON-UTI ENERGY, INC.

                                  COMMON STOCK

         This prospectus relates to 650,000 shares of our common stock that may be offered for sale or otherwise transferred from time to time by certain of our stockholders. See "Selling Stockholders." The shares were issued by Patterson-UTI in March 2002 in connection with the acquisition of a company owned by the selling stockholders.

         We are not offering any shares of our common stock for sale under this prospectus. We will not receive any of the proceeds from the sale of shares by selling stockholders under this prospectus.

         Our common stock is quoted on the NASDAQ National Market under the symbol "PTEN." On June 10, 2002, the closing sales price of our common stock was $28.79 per share.

         Our principal executive office is located at 4510 Lamesa Highway, Snyder, Texas 79549 and the telephone number is (915) 574-6300.

                                 ---------------

         Prospective purchasers of the common stock should consider carefully the matters set forth under "Risk Factors" beginning on page 6.

                                 ---------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SHARES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

         The selling stockholders may offer these shares from time to time in the over-the-counter market or otherwise. The shares may be sold at market prices prevailing at the time of sale or at negotiated prices. Any agents, brokers or dealers through whom sales are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any amounts received by them in exchange for their services in connection with such sales may be deemed to be underwriting commissions. The selling stockholders will generally be responsible for their legal fees and for any commissions or discounts due to brokers or dealers. The amount of these commissions and discounts will be negotiated before the sales. We will pay the other offering expenses. See "Plan of Distribution."

                                  June 13, 2002

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED, OR INCORPORATED BY REFERENCE, IN THIS PROSPECTUS. NEITHER WE NOR THE SELLING STOCKHOLDERS HAVE AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS, AS WELL AS THE INFORMATION WE PREVIOUSLY FILED WITH THE SEC AND INCORPORATED BY REFERENCE, IS ACCURATE ONLY AS OF THE DATE OF THE DOCUMENTS CONTAINING THE INFORMATION. IN THIS PROSPECTUS WHEN WE REFER TO PATTERSON-UTI AND USE PHRASES SUCH AS "WE" AND "OUR" WE ARE GENERALLY REFERRING TO PATTERSON-UTI ENERGY, INC. AND ITS SUBSIDIARIES AS A WHOLE OR ON A SEGMENT BASIS DEPENDING UPON THE CONTEXT IN WHICH THE STATEMENTS ARE MADE.

                                 ---------------

                                TABLE OF CONTENTS

                                                           Page
                                                           ----
FORWARD LOOKING STATEMENTS                                    2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE               3
ABOUT PATTERSON-UTI                                           5
RISK FACTORS                                                  6
USE OF PROCEEDS                                               9
DIVIDEND POLICY                                               9
SELLING STOCKHOLDERS                                         10
PLAN OF DISTRIBUTION                                         11
LEGAL MATTERS                                                12
EXPERTS                                                      12
WHERE YOU CAN FIND MORE INFORMATION                          13

                           FORWARD LOOKING STATEMENTS

         Some statements contained in this prospectus, any accompanying prospectus supplement, and the documents incorporated by reference are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, without limitation, statements relating to the utilization rates of land-based drilling rigs, oil and natural gas prices, demand for oil and natural gas, budgets, business strategies and other plans, intentions and objectives of our management for future operations and activities and other such matters. The words "believes," "budgeted," "plan," "plans," "estimates," "expect," "expects," "intends," "strategy," "project," "will," "could," "may" and similar expressions identify forward-looking statements. Actual results could differ materially from those expressed in the forward-looking statements. Factors that could cause such a difference include:

          o    Swings in prices and demand for oil and natural gas;

          o Swings in demand for contract drilling, pressure pumping and drilling and completion fluids services;

          o    Shortages of drill pipe and other drilling equipment;

          o    Labor shortages, primarily qualified drilling personnel;

          o Effects of competition from other drilling contractors and providers of pressure pumping and drilling and completion fluids services;

          o Occurrence of operating hazards and uninsured losses inherent in our business operations; and

          o Environmental and other governmental regulation, among others described under "Risk Factors" below.

         You are cautioned not to place undue reliance on any of our forward-looking statements, which speak only as of the date of the document or in the case of documents incorporated by reference, the date of those documents.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately by us with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document.

         This prospectus includes by reference the documents listed below that we have previously filed with the SEC and that are not included in or delivered with this document. They contain important information about our company.

         (1) Patterson-UTI's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the SEC on March 19, 2002;

         (2) Patterson-UTI's Quarterly Report on Form 10-Q for the three months ended March 31, 2002, filed with the SEC on May 14, 2002;

         (3) Patterson-UTI's Definitive Proxy Statement dated April 26, 2002 relating to the Annual Meeting of Stockholders held on May 30, 2002;

         (4) Patterson-UTI's Current Report on Form 8-K dated June 13, 2002, filed with the SEC on June 13, 2002;

         (5) Description of Patterson-UTI's common stock contained in the Registration Statement on Form 8-A filed with the SEC on November 2, 1993; and

         (6) Description of Patterson-UTI's Preferred Stock Purchase Rights contained in the Registration Statement on form 8-A filed with the SEC on January 14, 1997.

         We incorporate by reference additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the termination of this offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

         We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this prospectus, other than exhibits to any such document not specifically described above. Requests for such documents should be directed to:

                               Jonathan D. Nelson
                             Chief Financial Officer
                           Patterson-UTI Energy, Inc.
                               4510 Lamesa Highway
                                  P.O. Box 1416
                               Snyder, Texas 79550
                                 (915) 574-6300

         We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the shares of common stock offered by this document is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

                               ABOUT PATTERSON-UTI

         Patterson-UTI is the second largest operator of land-based drilling rigs in North America. Formed in 1978 and reincorporated in 1993 as a Delaware corporation, we focus our contract drilling operations in:

         o   Texas,

         o   New Mexico,

         o   Oklahoma,

         o   Louisiana,

         o   Mississippi,

         o   Utah, and

         o   Western Canada (Alberta, British Columbia and Saskatchewan).

         We currently have a drilling fleet of 324 drilling rigs, of which 287 operated in 2001. A drilling rig includes the structure, power source and machinery necessary to cause a drill bit to penetrate rock to a depth desired by the customer.

         We provide drilling fluids, completion fluids and related services to oil and natural gas producers in the Permian Basin of West Texas and Southeast New Mexico, South Texas, East Texas, Oklahoma, the Gulf Coast regions of Texas and Louisiana, and the Gulf of Mexico. Drilling and completion fluids are used by oil and natural gas operators during the drilling process to control pressure when drilling oil and natural gas wells. We also provide pressure pumping services in the Appalachian Basin. These services consist primarily of well stimulation and cementing for completion of new wells and remedial work on existing wells. To a lesser extent, we are engaged in the development, exploration, acquisition and production of oil and natural gas. Our oil and natural gas operations are not financially material and do not warrant further disclosure as a business segment. We conduct our operations through our subsidiaries.

         Our principal office is located at 4510 Lamesa Highway, Snyder, Texas 79550, and our telephone number is (915) 574-6300.

         You can obtain additional information about us in the reports and other documents incorporated by reference in this prospectus. See "Incorporation of Certain Documents by Reference" and "Where You Can Find More Information."

                                  RISK FACTORS

         Ownership of shares of Patterson-UTI common stock involves certain risks. In determining whether to purchase shares being offered for sale under this prospectus, you should carefully consider the following risk factors and other information contained in or incorporated by reference in this prospectus or in any applicable prospectus supplement.

PATTERSON-UTI IS DEPENDENT ON THE OIL AND NATURAL GAS INDUSTRY AND MARKET PRICES FOR OIL AND NATURAL GAS. DECLINES IN OIL AND NATURAL GAS PRICES HAVE ADVERSELY AFFECTED OUR OPERATIONS.

         Our revenue, profitability and rate of growth are substantially dependent upon the oil and natural gas industry and prevailing prices for oil and natural gas. In recent years, oil and natural gas prices and, therefore, the level of drilling, exploration, development and production, have been extremely volatile. Prices are affected by:

         o   market supply and demand,

         o   international military, political and economic conditions, and

         o the ability of the Organization of Petroleum Exporting Countries, commonly known as OPEC, to set and maintain production and price targets.

         All of these factors are beyond our control. Beginning in the third quarter of 2001 and continuing through the date of this prospectus, commodity price uncertainty has adversely affected our operations. We expect oil and natural gas prices to continue to be volatile and to affect our financial condition and operations and ability to access sources of capital.

INDUSTRY CONDITIONS FOR CONTRACT DRILLING SERVICES HAVE BEEN POOR FOR MUCH OF THE TIME SINCE 1982.

         The contract drilling business experienced increased demand for drilling services from 1995 through most of 1997 due to higher oil and natural gas prices. The increase in demand returned, beginning in mid-1999 and continued through the second quarter of 2001. However, except for those periods and other occasional upturns, the market for onshore contract drilling services and the other services we provide has generally been depressed since 1982, when the number of operable land drilling rigs was at record levels. Since this time there have been substantially more drilling rigs available than necessary to meet demand in most operational and geographic segments of the North American land drilling industry. As a result, drilling contractors have had difficulty sustaining profit margins.

         In addition to adverse effects that future declines in demand could have on Patterson-UTI, ongoing factors which could adversely affect utilization rates and pricing, even in an environment of stronger oil and natural gas prices and increased drilling activity, include:

         o    movement of drilling rigs from region to region,

         o    reactivation of land-based drilling rigs, or

         o    new construction of drilling rigs.

         We cannot predict either the future level of demand for our contract drilling services or future conditions in the oil and natural gas contract drilling business.
                                       6

SHORTAGES OF DRILL PIPE, REPLACEMENT PARTS AND OTHER RELATED RIG EQUIPMENT ADVERSELY AFFECTS PATTERSON-UTI'S OPERATING RESULTS.

         During periods of increased demand for drilling services, the industry has experienced shortages of drill pipe, replacement parts and other related rig equipment. These shortages caused the price of these items to increase significantly and required that orders for the items be placed well in advance of expected use. These price increases and delays in delivery caused us to substantially increase capital expenditures in our contract drilling segment. Severe shortages could impair our ability to operate our drilling rigs.

THE VARIOUS BUSINESS SEGMENTS IN WHICH WE OPERATE ARE HIGHLY COMPETITIVE WITH EXCESS CAPACITY WHICH MAY ADVERSELY AFFECT OUR OPERATING RESULTS.

         Our land drilling and pressure pumping businesses are intensely competitive due to the fact that the supply of available land drilling rigs and pressure pumping equipment exceeds the demand for those rigs and equipment. This excess capacity has resulted in substantial competition for drilling and pressure pumping contracts. The fact that drilling rigs and pressure pumping equipment are mobile and can be moved from one market to another in response to market conditions heightens the competition in the industry.

         Patterson-UTI believes that price competition for drilling and pressure pumping contracts will continue for the foreseeable future due to the existence of available rigs and pressure pumping equipment. In addition, some of our competitors have greater financial resources than we do which may enable them to:

         o    better withstand industry downturns,

         o    compete more effectively on the basis of price, and

         o acquire existing rigs or equipment or build new rigs or equipment.

         In recent years, many drilling and pressure pumping companies have consolidated or merged with other companies. Although this consolidation has decreased the total number of competitors, we believe the competition for drilling and pressure pumping services will continue to be intense.

         The drilling and completion fluids services industry is highly competitive. Price is generally the most important competitive factor in the industry. Other competitive factors include the availability of chemicals and experienced personnel, the reputation of the fluids services provider in the drilling industry and our relationship with existing customers. Some of our competitors have substantially greater resources and longer operating histories than we have. We believe that competition for drilling and completion fluids service contracts will continue to be intense.

LABOR SHORTAGES ADVERSELY AFFECT OUR OPERATING RESULTS.

         During periods of increased demand for contract drilling services, the industry experiences shortages of qualified drilling rig personnel. During these periods, our ability to attract and retain sufficient qualified personnel to market and operate our drilling rigs is adversely affected. Labor shortages also cause wage increases, which impact our operating margins.

CONTINUED GROWTH OF PATTERSON-UTI THROUGH RIG ACQUISITION IS NOT ASSURED.

         We have increased our drilling rig fleet over the past several years through mergers and acquisitions. In May 2001, UTI merged with Patterson in a so-called "merger of equals." The combination of the two companies doubled the number of our drilling rigs. The land drilling industry has experienced significant consolidation over the past several years, and there can be no assurance that acquisition opportunities will continue to be available. Additionally, we are likely to continue to face intense competition from other companies for available acquisition opportunities.

         There can be no assurance that we will:

        o have sufficient capital resources to complete additional acquisitions,

        o    successfully integrate acquired operations and assets,

        o    be able to manage effectively the growth and increased size,

        o    be successful in deploying idle or stacked rigs,

        o be able to maintain the crews and market share attributable to operating drilling rigs acquired, or

        o be successful in improving our financial condition, results of operation, business or prospects in any material manner as a result of any completed acquisition.

         We may incur substantial indebtedness to finance future acquisitions and also may issue equity securities or convertible securities in connection with any such acquisitions. Debt service requirements could represent a significant burden on our results of operations and financial condition and the issuance of additional equity could be dilutive to our existing stockholders. Also, continued growth could strain our management, operations, employees and resources.

THE NATURE OF OUR BUSINESS OPERATIONS PRESENTS INHERENT RISKS OF LOSS, THAT, IF NOT INSURED OR INDEMNIFIED AGAINST COULD ADVERSELY AFFECT PATTERSON-UTI'S OPERATING RESULTS.

         Our operations are subject to many hazards inherent in the contract drilling, pressure pumping and drilling and completion fluids businesses, which in turn could cause personal injury or death, work stoppage or serious damage to our equipment. Our operations could also cause environmental and reservoir damages. We maintain insurance coverage and have indemnification agreements with many of our customers. However, there is no assurance that such insurance or indemnification agreements would adequately protect Patterson-UTI against liability from all consequences of the hazards. Additionally, there can be no assurance that insurance would be available to cover any or all of these risks, or, even if available, that insurance premiums or other costs would not rise significantly in the future, so as to make such insurance prohibitive.

VIOLATIONS OF ENVIRONMENTAL LAWS AND REGULATIONS COULD MATERIALLY ADVERSELY AFFECT PATTERSON-UTI OPERATING RESULTS.

         The drilling of oil and natural gas wells is subject to various state, federal and foreign laws, rules and regulations. The cost to Patterson-UTI of compliance with these laws and regulations could be substantial. Failure to comply with these requirements could subject Patterson-UTI to substantial civil and criminal penalties. In addition, federal law imposes a variety of regulations on "responsible parties" related to the prevention of oil spills and liability for damages from such spills. Patterson-UTI, as an owner and operator of land-based drilling rigs may be deemed to be a responsible party under federal laws. Our operations and facilities are subject to numerous state and federal environmental laws, rules and regulations, including, without limitation, laws concerning the containment and disposal of hazardous substances, oil field waste and other waste materials, the use of underground storage tanks and the use of underground injection wells. We generally try to require our customers to contractually assume responsibility for compliance with environmental regulations, however, we are not always successful in shifting all of those risks, nor is there any assurance that the applicable customer will be financially able to bear those risks assumed.

SOME OF OUR CONTACT DRILLING SERVICES ARE DONE UNDER TURNKEY AND FOOTAGE CONTRACTS, WHICH ARE FINANCIALLY RISKY.

         A portion of our contract drilling is done under turnkey contracts and footage contracts, which involve significant risks. Under turnkey contracts, we contract to drill a well to a certain depth under specified conditions at a fixed price. Under footage contacts, we contract to drill a well to a certain depth under specified conditions at a fixed price per foot. The risk to us under these types of drilling contracts are greater than on a well drilled on a daywork basis. Unlike daywork contracts, we must bear the cost of performing drilling services until the target depth is reached. We must also make significant up-front working capital commitments prior to receiving payment. In addition, we must assume most of the risk associated with the drilling operations, generally assumed by the operator of the well on a daywork contract, including blowouts, loss of hole from fire, machinery breakdowns and abnormal drilling conditions. Accordingly, if severe drilling problems are encountered in drilling wells under such contracts, we could suffer substantial losses.

ANTI-TAKEOVER MEASURES IN OUR CHARTER DOCUMENTS AND UNDER STATE LAW COULD DISCOURAGE AN ACQUISITION OF PATTERSON-UTI AND THEREBY AFFECT THE RELATED PURCHASE PRICE.

         Patterson-UTI, as a Delaware corporation, is subject to the Delaware General Corporation Law, including Section 203, an anti-takeover law enacted in 1988. We have also enacted certain anti-takeover measures, including a stockholders' rights plan. In addition, our board of directors has the authority to issue up to one million shares of preferred stock and to determine the price, rights (including voting rights), conversion ratios, preferences and privileges of that stock without further vote or action by the holders of the common stock. As a result of these measures and others, potential acquirers of Patterson-UTI may find it more difficult or be discouraged from attempting to effect an acquisition transaction with us. This may deprive holders of our securities of certain opportunities to sell or otherwise dispose of the securities at above-market prices pursuant to any such transactions.

WE HAVE PAID NO DIVIDENDS ON OUR COMMON STOCK AND HAVE NO PLANS TO PAY
DIVIDENDS.

         We have not declared or paid cash dividends on our common stock in the past. We do not expect to declare or pay any cash dividends on our common stock in the foreseeable future. The terms of our existing credit facility limit the payment of dividends without the prior written consent of the lenders.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of our common stock by the selling stockholders.

                                 DIVIDEND POLICY

         Patterson-UTI has not paid cash dividends on our common stock in the past and does not expect to pay any cash dividends on the common stock in the foreseeable future. Instead, we intend to retain our earnings to support the operations and growth of our businesses. Any future cash dividends would depend on future earnings, capital requirements, Patterson-UTI's financial condition and other factors deemed relevant by our Board of Directors. In addition, the terms of our existing credit facility limit the payment of dividends without the prior written consent of the lenders.

                              SELLING STOCKHOLDERS

         The following table sets forth the name of each selling stockholder, the total number of shares of our common stock beneficially owned by each selling stockholder as of June 11, 2002, and the total number of shares that each selling stockholder may offer and sell pursuant to this prospectus. The exact number of shares of common stock that each selling stockholder may retain upon completion of this offering cannot be determined at this time. However, if all shares of common stock offered pursuant to this prospectus were sold, upon completion of this offering no selling stockholder would own more than 1% of our common stock. None of the selling stockholders has had any position, office or other material relationship with Patterson-UTI or any of its predecessors or affiliates within the past three years.

                                                                             Shares                             Shares
                                                                          Beneficially    Shares Being      Beneficially
                                                                             Owned         Offered in        Owned After
                            Name                                         Before Offering  the Offering        Offering
                            ----                                         --------------   --------------   --------------
          Roy T. Oliver, Jr ..........................................          801,214(1)       456,790          344,424(1)
          Oliver Family Trust F.B.O. William R. Oliver, Lee C ........
               Arbogast, Trustee (2) .................................           38,889           38,889                0
          Oliver Family Trust F.B.O. Jackson T. Oliver, Lee C ........
               Arbogast, Trustee (2) .................................           38,889           38,889                0
          Michael D. Oliver ..........................................           85,335(3)        61,729           23,606(4)
          Katrina J. Martin ..........................................            7,353(5)         6,173            1,180(6)
          Estate of Wendel Wells .....................................            6,173            6,173                0
          Emily Oliver ...............................................            9,259            9,259                0
          Ashley Oliver Ritenour .....................................            9,259            9,259                0
          Lee C. Arbogast, Custodian for Tyler L. Arbogast under
               Oklahoma UTMA (2) .....................................            3,086            3,086                0
          Lee C. Arbogast, Custodian for Kelsey L. Arbogast under
               Oklahoma UTMA (2) .....................................            3,086            3,086                0
          Mike Mullen ................................................           23,041(7)        16,667            6,374(8)
                                                                         --------------   --------------   --------------
                         Totals ......................................        1,025,584          650,000          375,584
                                                                         ==============   ==============   ==============

(1) Includes 94,424 shares which may be acquired pursuant to warrants which are presently exercisable, including warrants to purchase 11,802 shares which are held by Mr. Oliver as custodian for his children, William R. Oliver and Jackson
T. Oliver.

(2) Mr. Arbogast, as Trustee, has voting and dispositive powers with respect to the shares and, therefore, may be deemed the beneficial owner of the shares.

(3) Includes 23,606 shares which may be acquired pursuant to warrants which are presently exercisable.

(4) Represents 23,606 shares which may be acquired pursuant to warrants which are presently exercisable.
                                       10

(5) Includes 1,180 shares which may be acquired pursuant to warrants which are presently exercisable.

(6) Represents 1,180 shares which may be acquired pursuant to warrants which are presently exercisable.

(7) Includes 6,374 shares which may be acquired pursuant to warrants which are presently exercisable.

(8) Represents 6,374 shares which may be acquired pursuant to warrants which are presently exercisable.

         The shares of our common stock being offered by the selling stockholders in this offering were issued to the selling stockholders as consideration for the acquisition of a company owned by them.

         Pursuant to the terms of a registration rights agreement executed in connection with the acquisition agreement, we will pay all expenses of registering the shares under the Securities Act, including all registration and filing fees, printing expenses and the fees and disbursements of our counsel and accountants. The agreement also provides that we will indemnify the selling stockholders against certain civil liabilities, including liabilities under the Securities Act, or will contribute to payments the selling stockholders may be required to make in respect thereof. The selling stockholders will pay all fees and disbursements of their counsel and all brokerage fees, commissions and expenses for any shares that are registered and that they sell. We expect to withdraw registration of any unsold shares on or shortly after March 20, 2003, when we expect the shares will be eligible for public sale pursuant to the exemption from registration provided by Rule 144 under the Securities Act.

                              PLAN OF DISTRIBUTION

         The selling stockholders may offer and sell the shares of common stock offered by this prospectus from time to time in one or more of the following transactions:

         o in the over-the-counter market, on the NASDAQ National Market or any other securities exchange on which our common stock may be then listed;

         o in transactions other than in the over-the-counter market or any such exchange (including negotiated transactions and other private transactions);

         o in short sales of the common stock, in transactions to cover short sales or otherwise in connection with short sales;

         o by pledge to secure debts and other obligations or on foreclosure of a pledge;

         o through put or call options, including the writing of exchange-traded call options, or other hedging transactions related to the common stock; or

         o   in a combination of any of the above transactions.

         Any hedging transactions that may be entered into by the selling stockholders from time to time may include, among others, one or more of the following transactions, in which a selling stockholder may:

         o enter into transactions with a broker-dealer or any other person in connection with which such broker-dealer or other person will engage in short sales of the common stock under this prospectus, in which case such broker-dealer or other person may use shares of common stock received from the selling stockholder to close out its short positions;

         o sell common stock short itself and redeliver shares offered by this prospectus to close out its short positions or to close out stock loans incurred in connection with their short positions;

         o enter into option or other types of transactions that require the selling stockholder to deliver common stock to a broker-dealer or any other person, who will then resell or transfer the common stock under this prospectus; or

         o loan or pledge the common stock to a broker-dealer or any other person, who may sell the loaned shares, or, in an event of default in the case of pledge, sell the pledged shares under this prospectus.

         The selling stockholders may use broker-dealers or other persons to sell their shares in transactions that may include, among others, one or more of the following:

         o a block trade in which a broker-dealer or other person may resell a portion of the block, as principal or agent, in order to facilitate the transaction;

         o purchases by a broker-dealer or other person, as principal, and resale by the broker-dealer or other person for its account; or

         o ordinary brokerage transactions and transactions in which a broker purchases.

         Broker-dealers or other persons may receive discounts or commissions from the selling stockholders, or they may receive commissions from purchasers of shares for whom they acted as agents, or both. Broker-dealers or other persons engaged by the selling stockholders may allow the broker-dealers or other persons to participate in resales. The selling stockholders may agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the Securities Act.

         The selling stockholders have advised us that they may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices and that the transactions listed above may include cross or block transactions.

                                  LEGAL MATTERS

         The validity of the shares offered hereby will be passed upon for Patterson-UTI by Fulbright & Jaworski L.L.P., Houston, Texas.

                                     EXPERTS

         The consolidated financial statements of Patterson-UTI incorporated in this Prospectus by reference to Patterson-UTI's Annual Report on Form 10-K for the year ended December 31, 2001, except as they relate to UTI Energy Corp. as of December 31, 2000 and the two years then ended, have been audited by PricewaterhouseCoopers LLP, independent accountants, and, insofar as they relate to UTI Energy Corp., by Ernst & Young LLP, independent accountants, whose report thereon appears therein. Such financial statements have been so included in reliance on the reports of such independent accountants given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

         Judiciary Plaza, Room 10024                  Seven World Trade Center
         450 Fifth Street, N.W.                       Suite 1300
         Washington, D.C.  20549                      New York, New York  10048

                                 Citicorp Center
                             500 West Madison Street
                                   Suite 1400
                             Chicago, Illinois 60661

         You can also obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 10024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

         The SEC also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like Patterson-UTI, that file electronically with the SEC. The address of that site is http://www.sec.gov.

         You can also inspect reports, proxy statements and other information about us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         We have filed with the SEC a registration statement on Form S-3 covering the shares offered by the prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

         Capitalized terms used but not defined in Part II have the meanings ascribed to them in the Prospectus included as part of this Registration Statement.

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of the Securities registered hereby, all of which expenses, except for the SEC registration fee and the NASD filing fee, are estimates:

                                      Description                            Amount
                                      -----------                            ------
          SEC registration fee...........................................  $   1,758
          Legal fees and expenses........................................      7,500
          Accounting fees and expenses...................................      2,500
          Miscellaneous..................................................        742
                                                                           ---------
                    Total................................................  $  12,500
                                                                           =========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law (the "DGCL") provides for indemnification by a corporation of costs incurred by directors, employees and agents in connection with an action, suit or proceeding brought by reason of their position as a director, employee or agent. The person being indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. The DGCL provides that a corporation may advance payment of expenses. The DGCL further provides that the indemnification and advancement of expenses provisions of the DGCL will not be deemed exclusive of any other rights to which these indemnifications or advancements of expenses may be entitled under bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action under official capacity and as to action in another capacity when holding such office.

         In addition to the general indemnification section, Delaware law provides further protection for directors under Section 102(b)(7) of the DGCL. This section was enacted in June 1986 and allows a Delaware corporation to include in its certificate of incorporation a provision that eliminates and limits certain personal liability of a director for monetary damages for certain breaches of the director's fiduciary duty of care, provided that any such provision does not (in the words of the statute) do any of the following:

         [E]liminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
         (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
         Section 174 of this Title (dealing with willful or negligent violation of the statutory provision concerning dividends and stock purchases and redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective....

         The Board of Directors is empowered to make other indemnification as authorized under any bylaw, agreement, the Certificate of Incorporation, Bylaws or corporate resolution so long as the indemnification is consistent with the DGCL.

         Patterson-UTI's Restated Certificate of Incorporation, as amended, provides that, to the fullest extent permitted by the DGCL, a director of Patterson-UTI will not be liable to Patterson-UTI or its stockholders for monetary damages for breach of fiduciary duty as a director. Patterson-UTI's Amended and Restated Bylaws provide that Patterson-UTI, to the maximum extent and in the manner permitted by the DGCL, shall indemnify each of its directors and officers against expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of Patterson-UTI, provided however, that Patterson-UTI may modify the extent of such indemnification by individual contracts with its directors and executive officers and, provided further, that Patterson-UTI shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized in advance by the board of directors of Patterson-UTI, (iii) such indemnification is provided by Patterson-UTI, in its sole discretion, pursuant to the powers vested in Patterson-UTI under the DGCL or (iv) such indemnification is required to be made pursuant to an individual contract. Patterson-UTI's Amended and Restated Bylaws also provide that Patterson-UTI shall advance the payment of expenses. Patterson-UTI maintains director and officer liability insurance covering director and officer indemnification.

         Patterson-UTI also has an Indemnity Agreement with each of its directors and executive officers. The standard for indemnification under the Indemnity Agreement is substantially the same as under Patterson-UTI's Amended and Restated Bylaws, as amended. The Indemnity Agreement, however, provides for the creation of a trust account in the event of a "change in control" (as defined in the Indemnity Agreement), funded in an amount sufficient to reasonably satisfy any and all expenses incurred by a director or executive officer in connection with investigating, preparing for, participating in, and/or defending any proceeding relating to any Indemnifiable Event (as defined in the Indemnity Agreement). The trustee of such trust account is to be selected by the director or executive officer receiving the indemnity under the Indemnity Agreement.

         In the Agreement and Plan of Merger between Patterson Energy, Inc. and UTI Energy Corp. dated as of February 4, 2001, pursuant to which UTI Energy Corp. ("UTI") merged with and into Patterson Energy, Inc. with Patterson-UTI as the surviving corporation ("Merger"), Patterson-UTI agreed to indemnify the former officers and directors of UTI from liabilities arising out of actions or omissions in their capacity as such prior to the effective time of the Merger, and advance reasonable litigation expenses incurred in connection with such actions or omissions, to the full extent permitted under UTI's certificate of incorporation and bylaws. Further, for a period of six years after the effective time of the Merger, Patterson-UTI will provide the former officers and directors of UTI with an insurance and indemnification policy that provides coverage through the effective time of the Merger; provided that the maximum aggregate amount of premiums that Patterson-UTI will be required to pay to provide and maintain this coverage does not exceed $300,000 per year.

ITEM 16. EXHIBITS.

         The following exhibits are filed herewith or incorporated by reference herein:

      Exhibit
      Number   Description


       2.1 Plan and Agreement of Merger dated October 14, 1993, between Patterson Energy, Inc., a Texas corporation and Patterson Energy, Inc., a Delaware corporation, together with related Certificate of Merger (1)

       2.2 Agreement and Plan of Merger, dated as of April 12, 1996, among Patterson-UTI Energy, Inc., Patterson-UTI Drilling Company and Tucker Drilling Company, Inc. and amendment thereto, dated May 16, 1996 (2)

       2.2 Agreement and Plan of Merger, dated February 4, 2001, by and between UTI Energy Corp. and Patterson Energy, Inc. (3)

       4.1 Excerpt from Restated Certificate of Incorporation, as amended, of Patterson-UTI Energy, Inc. regarding authorized Common Stock and Preferred Stock (4)

       5.1 Opinion of Fulbright & Jaworski L.L.P. regarding the legality of the shares to be offered

       10.1 Agreement and Plan of Merger, dated as of March 10, 2002, among Patterson-UTI Energy, Inc., Patterson-UTI Drilling Company LP, LLLP, and Odin Drilling, Inc. (5)

       23.1    Consent of independent accountants, PricewaterhouseCoopers LLP

       23.2    Consent of independent auditors, Ernst & Young LLP

       23.3    Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1)

       24.1    Power of Attorney (included on the signature page hereto)

----------

(1) Incorporated by reference to Item 27, "Exhibits" to Amendment to No. 2 to Registration Statement on Form SB-2 (Filed No. 33-68058-FW) filed on October 28, 1993.

(2) Incorporated by reference to Item 7, "Financial Statements and Exhibits" to Form 8-K dated April 22, 1996, and filed with the SEC on April 30, 1996.

(3) Incorporated by reference to Item 7, "Financial Statements and Exhibits" to Form 8-K dated February 4, 2001, and filed with the SEC on February 16, 2001.

(4) Incorporated by reference to Item 6, "Exhibits and Reports on Form 8-K" to Form 10-Q for the quarterly period ended June 30, 2001 and filed on August 1, 2001.

(5) Incorporated by reference to Item 6, "Exhibits and Reports on Form 8-K" to Form 10-Q for the quarterly period ended March 31, 2002 and filed on May 14, 2002.

ITEM 17.  UNDERTAKINGS.

         1.       Patterson-UTI hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (i) to include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                      (ii) to reflect in the Prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of such securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) to include any material information with
                  respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                           provided, however, that paragraphs (1)(a)(i) and
         (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Patterson-UTI pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                  (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (d) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Patterson-UTI's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of Patterson-UTI pursuant to the foregoing provisions, or otherwise, Patterson-UTI has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Patterson-UTI of expenses incurred or paid by a director, officer or controlling person of Patterson-UTI in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Patterson-UTI will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Patterson-UTI certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Snyder, State of Texas, on the 12th day of June, 2002.

                                                 PATTERSON-UTI ENERGY, INC.



                                                 By: /s/   A. GLENN PATTERSON
                                                     ---------------------------
                                                     A. Glenn Patterson
                                                     President

         Each of the undersigned officers and directors of Patterson-UTI Energy, Inc. hereby appoints Cloyce A. Talbott and A. Glenn Patterson as attorneys and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the SEC under the Securities Act of 1933 any and all amendments (including post-effective amendments) and exhibits to this Registration Statement and any and all applications, instruments or documents to be filed with the SEC pertaining to the registration of the Securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed as of June 12, 2002, by the following persons in the capacities indicated:

   /s/   CLOYCE A. TALBOTT                       Chief Executive Officer, Director (principal
--------------------------------------           executive officer)
          Cloyce A. Talbott

   /s/   JONATHAN D. NELSON                      Vice President, Chief Financial Officer, Secretary,
--------------------------------------           Treasurer (principal financial officer and principal
          Jonathan D. Nelson                     accounting officer)


   /s/   MARK S. SIEGEL                          Chairman of the Board, Director
--------------------------------------
          Mark S. Siegel

   /s/ A. GLENN PATTERSON                        President, Chief Operating Officer and Director
--------------------------------------
        A. Glenn Patterson

   /s/ KENNETH N. BERNS                          Director
--------------------------------------
        Kenneth N. Berns

   /s/ STEPHEN J. DeGROAT                        Director
--------------------------------------
        Stephen J. DeGroat

   /s/ ROBERT C. GIST                            Director
--------------------------------------
        Robert C. Gist

   /s/ CURTIS W. HUFF                            Director
--------------------------------------
        Curtis W. Huff

   /s/ KENNETH R. PEAK                           Director
--------------------------------------
        Kenneth R. Peak

   /s/ NADINE C. SMITH                           Director
--------------------------------------
        Nadine C. Smith

                                  EXHIBIT INDEX

      Exhibit
      Number   Description
      ------   -----------
       2.1     Plan and Agreement of Merger dated October 14, 1993, between
               Patterson Energy, Inc., a Texas corporation and Patterson Energy,
               Inc., a Delaware corporation, together with related Certificate of Merger(1)

       2.2     Agreement and Plan of Merger, dated as of April 12, 1996, among
               Patterson-UTI Energy, Inc., Patterson-UTI Drilling Company and
               Tucker Drilling Company, Inc. and amendment thereto, dated May
               16, 1996(2)

       2.2 Agreement and Plan of Merger, dated February 4, 2001, by and between UTI Energy Corp. and Patterson Energy, Inc.(3)

       4.1 Excerpt from Restated Certificate of Incorporation, as amended, of Patterson-UTI Energy, Inc. regarding authorized Common Stock and Preferred Stock(4)

       5.1 Opinion of Fulbright & Jaworski L.L.P. regarding the legality of the shares to be offered

       10.1    Agreement and Plan of Merger, dated as of March 10, 2002, among
               Patterson-UTI Energy, Inc., Patterson-UTI Drilling Company LP,
               LLLP, and Odin Drilling, Inc.(5)

       23.1    Consent of independent accountants, PricewaterhouseCoopers LLP

       23.2    Consent of independent auditors, Ernst & Young LLP

       23.3    Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1)

       24.1    Power of Attorney (included on the signature page hereto)

----------

(1) Incorporated by reference to Item 27, "Exhibits" to Amendment to No. 2 to Registration Statement on Form SB-2 (Filed No. 33-68058-FW) filed on October 28, 1993.

(2) Incorporated by reference to Item 7, "Financial Statements and Exhibits" to Form 8-K dated April 22, 1996, and filed with the SEC on April 30, 1996.

(3) Incorporated by reference to Item 7, "Financial Statements and Exhibits" to Form 8-K dated February 4, 2001, and filed with the SEC on February 16, 2001.

(4) Incorporated by reference to Item 6, "Exhibits and Reports on Form 8-K" to Form 10-Q for the quarterly period ended June 30, 2001 and filed on August 1, 2001.

(5)Incorporated by reference to Item 6, "Exhibits and Reports on Form 8-K" to Form 10-Q for the quarterly period ended March 31, 2002 and filed on May 14, 2002.